PRESS RELEASE

Contact:

Joel A. Fernandes
Threshold Pharmaceuticals, Inc.

650.474.8273

IR@thresholdpharm.com

Threshold Pharmaceuticals Doses First Patient in Clinical Trial Evaluating TH-302 in Multiple Myeloma

SOUTH SAN FRANCISCO, CA -- (MARKET WIRE) -- 03/14/12 -- Threshold Pharmaceuticals, Inc. (NASDAQ: THLD) today announced that the first patient has been dosed in its Phase 1/2 clinical trial of TH-302 as monotherapy and in combination with bortezomib in patients with relapsed/refractory multiple myeloma who have received at least two prior lines of therapy. TH-302 is a hypoxia-targeted drug. Bortezomib (Velcade®) is approved for the treatment of multiple myeloma, a hematologic cancer that develops in the bone marrow.

“Our clinical investigation of TH-302 in patients with multiple myeloma follows extensive preclinical multiple myeloma models that identified hypoxia as an essential component of the diseased marrow and that demonstrated the significant activity of TH-302 in these models,” said Irene M. Ghobrial, M.D., of the Myeloma Program at the Dana-Farber Cancer Institute and principal investigator of the study. “We are hopeful that the hypoxia targeting approach of TH-302 will expand our therapeutic options for patients with this difficult disease.”

“Similar to the growing body of scientific evidence defining the role of hypoxia in the progression and failure of solid tumors to adequately respond to chemotherapy and radiotherapy, there is growing support of a similar role of hypoxia in hematologic malignancies,” said Barry Selick, Ph.D., CEO of Threshold. “We are excited to work with Dr. Ghobrial and the Dana-Farber Cancer Institute to investigate TH-302 as a monotherapy and in combination therapy in patients with multiple myeloma.”

Clinical Trial Design

The primary objectives of the Phase 1/2 open label study are to evaluate the safety and tolerability of TH-302 as monotherapy and in combination with bortezomib in subjects with relapsed/refractory multiple myeloma, to identify potential dose-limiting toxicities, and to determine the maximum tolerated dose (MTD) and a recommended Phase 2 dose. Up to 60 patients will be enrolled at the Dana-Farber Cancer Institute in Boston, Massachusetts.

The initial dose escalation phase of the trial will investigate TH-302 as a single agent and enroll cohorts of up to 6 patients per dose. TH-302 will be administered on Days 1, 4, 8 and 11 of a 21 day cycle with a starting TH-302 dose of 240 mg/m2. Once the MTD is established a Simon two-stage design will be used. If there is sufficient activity at the MTD, the expansion phase of the study will allow an additional 15 subjects to be enrolled for a total of 24 subjects treated at the MTD. If the cumulative safety data from the dose escalation and expansion phases of the study confirm that monotherapy is well-tolerated, patients will then be enrolled into a separate dose escalation study investigating TH-302 in combination with bortezomib using the same dosing schedule.

170 Harbor Way, Suite 300, South San Francisco, CA 94080 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com

Clinical Rationale

TH-302 is thought to be selectively activated in the hypoxic microenvironment of tumors. Preclinical data support the hypothesis that TH-302 targets hypoxic regions of both solid tumors and hematologic malignancies. In multiple myeloma, hypoxia appears to be an important component of the microenvironment and TH-302 has shown significant activity in preclinical models. Additionally, an in vivo study presented at the 2011 International Myeloma Workshop demonstrated that the combination of TH-302 and bortezomib synergistically induced apoptosis (programmed cell death), and that the combination of TH-302 and bortezomib showed improvements in multiple disease parameters, including decreased tumor burden, when compared to TH-302 or bortezomib alone.

About Multiple Myeloma

Multiple myeloma is a cancer formed by malignant plasma cells in the bone marrow. With an estimated 64,000 people in the United States (US) living with the disease, multiple myeloma is the second most prevalent blood cancer and is more common in older adults and African Americans. The American Cancer Society estimates approximately 21,700 new cases of myeloma will be diagnosed in 2012 in the US and 10,710 will die from the disease. The 5-year relative survival rate for multiple myeloma is approximately 40%. It is estimated that world-wide there are more than 102,000 cases of myeloma diagnosed every year (Globocan 2008).

About TH-302

TH-302 is a hypoxia-targeted drug that is thought to be activated under tumor hypoxic conditions, a hallmark of many cancer indications. Areas of low oxygen levels (hypoxia) within tissues are common in many solid tumors due to insufficient blood vessel growth. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be extremely hypoxic.

TH-302 has been investigated in over 600 patients in Phase 1/2 clinical trials to date in a broad spectrum of tumor types, both as a monotherapy and in combination with chemotherapy treatments and other targeted cancer drugs. In a recent 214 patient controlled Phase 2b clinical trial of TH-302 in pancreatic cancer, TH-302 has been shown to result in a statistically significant increase in progression-free survival for patients treated with gemcitabine in combination with TH-302 at 240 mg/m2 and 340 mg/m2 compared to patients treated with gemcitabine alone (5.6 months vs. 3.6 months). The combination was well tolerated with a safety profile that was consistent with our prior study of this combination regimen. As in that study, skin and mucosal toxicities related to TH-302 were dose dependent but not dose limiting. Threshold has several additional ongoing clinical trials, the most advanced of which is a Phase 3 pivotal study evaluating TH-302 in combination with doxorubicin versus doxorubicin alone in patients with soft tissue sarcoma. In February 2012, Threshold signed a global agreement with Merck KGaA, Darmstadt, Germany, to co-develop and commercialize TH-302.

About Threshold Pharmaceuticals
Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

170 Harbor Way, Suite 300, South San Francisco, CA 94080 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com

Forward-Looking Statements
Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding TH-302's potential uses and benefits and current and planned clinical trials of TH-302. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold's ability to enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, whether such trials confirm results from earlier trials and preclinical studies, potential side effects associated with TH-302, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results), and Threshold's ability to raise additional capital to continue funding its operations. Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which has been filed with the Securities and Exchange Commission on November 3, 2011 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We undertake no duty to update any forward-looking statement made in this news release.

Velcade® is a registered trademark of Millennium Pharmaceuticals, a wholly-owned subsidiary of Takeda Pharmaceutical Company Limited.

170 Harbor Way, Suite 300, South San Francisco, CA 94080 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com